Exhibit 10.6

MASTERCARD INCORPORATED

2006 NON-EMPLOYEE DIRECTOR

EQUITY COMPENSATION PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1	Establishment.

The MasterCard Incorporated 2006 Non-Employee Director Equity Compensation Plan (“Plan”) is hereby established by MasterCard Incorporated (the “Company”), effective on adoption by the Company’s Board of Directors, subject to approval by the shareholders of the Company.

1.2 Purposes.

The purpose of the Plan is to enable the Company to attract and retain outstanding individuals to serve as non-employee directors of the Company and to further align the interests of non-employee directors with the interests of the Company’s shareholders.

ARTICLE II

DEFINITIONS

“Administrator” means the Company’s Head of Human Resources or functional successor.

“Award” means an award of Deferred Stock Units pursuant to Article VI.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor, along with related rules, regulations and interpretations.

“Common Stock” means shares of the Company’s Class A or Class B Common Stock, $0.0001 par value (as such par value may be amended from time to time), whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter, or the Common Stock of any successor to the Company which is designated for the purpose of the Plan.

“Company” means MasterCard Incorporated.

“Director” means a member of the Board of Directors of the Company.

“Plan” means the MasterCard Incorporated 2006 Non-Employee Director Equity Compensation Plan.

ARTICLE III

ADMINISTRATION

The Plan is intended to be self-executing and operated as a formula plan. To the extent necessary for the operation of the Plan, it shall be construed, interpreted, and administered by the Administrator. The Administrator’s constructions and interpretations and actions thereunder shall be binding and conclusive on all persons for all purposes. The Administrator shall not be liable to any person for any action taken or any omission in connection with the interpretation and administration of this Plan except for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. The Administrator may delegate his or her responsibilities and duties under the Plan.

ARTICLE IV

SHARES SUBJECT TO THE PLAN

4.1	Number of Shares.

The total number of newly issued shares of Common Stock reserved and available for distribution pursuant to Awards of Deferred Stock Units under the Plan shall be 100,000 shares of Class A Common Stock, subject to adjustment as provided in Section 4.2. Such shares may consist, in whole or part, of authorized and unissued shares or shares acquired from a third party. Shares subject to an Award that is forfeited, terminates, expires, or lapses without the issuance of shares, including by cash settlement, shall be available for distribution pursuant to further Awards.

4.2	Adjustment.

In the event of any Company share dividend, share split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company stockholders other than a normal cash dividend), reorganization, rights offering, a partial or complete liquidation, or any other corporate transaction, Company securities offering or event involving the Company and having an effect similar to any of the foregoing, then the Administrator may make appropriate adjustments or substitutions as described below in this Section 4.2. The adjustments or substitutions may relate to the number of shares of Common Stock available for Awards under the Plan, the number of shares of Common Stock covered by outstanding Awards, and any other characteristics or terms of the Awards as the Administrator may deem necessary or appropriate to reflect equitably the effects of such changes to the Participants. Notwithstanding the foregoing, any fractional shares resulting from such adjustment shall be eliminated by rounding to the next lower whole number of shares with appropriate payment for such fractional share.

ARTICLE V

ELIGIBILITY

Each Director who is not a current employee of the Company or any of its subsidiaries shall be eligible to receive an Award of Deferred Stock Units in accordance with Article VI.

ARTICLE VI

DEFERRED STOCK UNITS

6.1	Automatic Award.

On the date of the Company’s Annual Meeting of Shareholders in each year for so long as the Plan remains in effect, each non-employee Director who is elected as a director at such meeting or whose term of office shall continue after the date of such meeting, automatically shall be awarded a number of Deferred Stock Units determined by dividing $100,000 ($150,000 in the case of the Chairman of the Board or lead Director) by the average of the high and low prices for the Company’s Class A Common Stock on the exchange on which the shares are principally traded for the date of the Annual Meeting of Shareholders (or the immediately preceding date on which shares are traded, if shares are not traded on the date of the Annual Meeting) and rounding the results to the nearest whole Deferred Stock Unit. Notwithstanding the foregoing, each non-employee Director who is elected at, or whose term of office shall continue after, the first Annual Meeting of Shareholders following the Company’s initial public offering of shares of Common Stock, shall be awarded 2,565 Deferred Stock Units (3,850 Deferred Stock Units in the case of the Chairman of the Board or lead Director). If sufficient shares do not remain available under Section 4.1 for each eligible Director to receive the full number of Deferred Stock Units, the Deferred Stock Units awarded to each eligible Director shall be proportionately reduced. Any non-employee Director who joins the Board at a time other than the Annual Meeting of shareholders shall be awarded a pro-rated number of Deferred Stock Units to correspond to the portion of the period from Annual Meeting to Annual Meeting that the non-employee Director serves on the Board.

6.2	Terms and Settlement of Awards.

Unless otherwise determined by the Administrator in the Award document, an Award of Deferred Stock Units shall be settled in Common Stock upon (i) the fourth anniversary of the date of grant of the Award of the Deferred Stock Units or (ii) the date that is 60 days following the Director’s termination of services as a Director, as elected by the Director at the time and in the form prescribed by the Company. In the event a Director becomes a specified employee for purposes of Code section 409A(a)(2)(B)(i), in the event of a payment on termination, the payment shall be made six months following termination.

In order to be effective, any election as to the time of payment must be made no later than December 31 of the year prior to the Annual Meeting of shareholders on which the Award is made. Once the December 31 deadline for electing has passed, an election as to time of payment is irrevocable. In the event a timely election is not made, the default payment date shall be the fourth anniversary of the date of grant of the Award of Deferred Stock Units.

6.3	Dividend Equivalents.

The Administrator shall have the authority to specify in the Deferred Stock Units Award that the Directors shall be entitled to receive current or deferred payments corresponding to the dividends payable on the Common Stock underlying the Award.

6.4	Beneficiary.

Each Participant may designate a Beneficiary to receive any Award held by the Participant at the time of the Participant’s death or to be assigned any Award outstanding at the time of the Participant’s death. If a deceased Participant has named no Beneficiary, any Award held by the Participant at the time of death shall be transferred as provided in his or her will or by the laws of descent and distribution.

ARTICLE VII

MISCELLANEOUS

7.1	Unfunded Status of Plan.

It is intended that the Plan be an “unfunded” plan. The Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock; provided that the existence of such trusts or other arrangements shall not cause the Plan to be funded.

7.2	Income Reporting and Tax Withholding.

Awards hereunder shall be subject to all applicable information reporting and tax withholding required by law.

7.3	Nontransferability.

No Award or Common Shares subject to an Award shall be assignable or transferable other than (i) by will, by the laws of descent and distribution, or pursuant to a beneficiary designation, (ii) pursuant to a qualified domestic relations order, or (iii) as expressly permitted by the Administrator, pursuant to a transfer to the Participant’s family member.

7.4	Controlling Law.

The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of New York (without regard to its choice of law provisions).

7.5	Severability.

If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

7.6	Successors and Assigns.

This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.

7.7	Section 409A Savings Clause.

It is the intention of the Company that Awards under this Plan that are “deferred compensation” subject to Section 409A of the Code shall comply with Section 409A of the Code, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly.

7.8	Term.

No Award shall be granted under the Plan after December 31, 2015.

7.9	Gender and Number.

Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

7.10	Headings.

The headings of the Articles and their subparts contained in this Plan are for the convenience of reading and reference purposes only and shall not affect the meaning, interpretation or be meant to be of substantive significance of this Plan.

ARTICLE VIII

AMENDMENT OF THE PLAN

The Board of Directors may amend, alter, or discontinue the Plan, including by changing the form of Awards to any form permitted under the Company’s 2006 Long Term Incentive Plan, but no amendment, alteration, or discontinuation shall be made which would impair an outstanding Award under the Plan. Without approval of the shareholders of the Company, no amendment may materially increase the benefits accruing to Directors under the Plan. Nothing in this Article VIII shall permit the Board to distribute Awards on discontinuance of the Plan if such a distribution would result in taxation under Code section 409A.

ARTICLE IX

SHAREHOLDER APPROVAL

The Plan is conditional upon shareholder approval of the Plan and the Plan shall be null and void if the Plan is not so approved by the Company’s shareholders.